Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 22, 2013 which appears in Hyperion Therapeutics, Inc.’s Annual Report on Form 10-K/A incorporated by reference in Hyperion Therapeutics, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-186880). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 7, 2013